EXHIBIT 10.3.2
                          MODIFICATION
                               OF
               EMPLOYMENT AND SEVERANCE AGREEMENTS



     THIS AGREEMENT is made and entered into as of this 21st day of April 1992, by and between Bowater Incorporated, a Delaware corporation having a mailing address of One Parklands Drive, P.O. Box 4012, Darien, Connecticut 06820-1412, (the "Corporation"), and R. D. McDonough of 25 East Point Lane, Old Greenwich, Connecticut 06780, (the "Executive").

     WHEREAS, the Corporation now employs the Executive as Senior Vice President - Finance and Chief Financial Officer and effective July 1, 1992, will employ the Executive as Vice Chairman and Chief Financial Officer pursuant to an Employment Agreement dated March 1, 1989, and amended August 23, 1989, (the "Employment Agreement") and a Severance Agreement dated March 1, 1989, and amended August 23, 1989, (the "Severance Agreement"); and

     WHEREAS, the Executive and the Corporation wish to continue the Executive's employment as Vice Chairman and Chief Financial Officer until the Corporation's 1993 Annual Meeting and thereafter as Vice Chairman until a specified and agreed upon date, whereupon the Executive will retire from the employment of the Corporation and be entitled to receive certain benefits;

     NOW, THEREFORE, the parties hereto agree that the Employment
Agreement and the Severance Agreement shall be modified in the following respects:

     1. Employment Agreement. The Employment Agreement is hereby modified as follows:

     (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

          "2. Term.

               (a) Subject to the provisions of subparagraph (b) of this Section 2, the term of this Agreement, having begun on March 1, 1989, shall continue from the date of this Modification until June 1, 1994, unless earlier terminated by the Corporation for 'Cause' or by the Executive for other than 'Good Reason' as those terms are defined in the Severance Agreement.

               (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon the death of the Executive and shall be suspended following the


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               inability of the Executive to perform his duties
               properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months, and shall remain suspended for so long as the Executive's condition qualifies him for benefits under the Corporation's Long Term Disability Insurance Program and for credit for years of service under the Bowater Incorporated Employees' Retirement Plan (the 'Plan'), but not beyond the earlier of (i) the end of the Executive's period of disability or the Executive's 'Normal Retirement Date', as that term is defined in the Plan."

     (b)  Position and Duties.     Section 3 of the Employment
          Agreement is amended to read as follows:

          3. Position and Duties. Until July 1, 1992, the Executive shall be employed as Senior Vice President - Finance and Chief Financial Officer of the Corporation. Thereafter, until the Corporation's 1993 Annual Meeting, the Executive shall be employed as Vice Chairman and Chief Financial Officer of the Corporation. Thereafter and until the termination of this Agreement, the Executive shall be employed as Vice Chairman. In each of these capacities, the Executive shall have the duties and responsibilities customarily attendant to that office, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation."

     (c)  Place of Employment.  Section 4 of the Employment
          Agreement is amended to read as follows:

          "4. Place of Employment. The Executive will be employed at the Corporation's offices (or at suitable facilities provided by the Corporation) in, or with a ten (10) mile radius of the City of Darien, Connecticut, (or such other place as the Corporation and the Executive mutually agree upon)."

     (d) Severance Pay. Section 8 of the Employment Agreement is amended to read as follows:


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         "8. Terminal Leave of Absence. If the Executive's
          rendering of services hereunder is involuntarily terminated for any reason other than those set forth in
          Section 2 (b) hereof, then unless the Executive shall have terminated this Agreement for other than 'Good Reason' or the Corporation shall have terminated the Executive for 'Cause' (as those terms are defined in the Severance Agreement), the effective date of such termination shall be June 1, 1994, and the Executive shall be on a terminal paid leave of absence from the date the Corporation notifies the Executive his services are no longer required through June 1, 1994. The Corporation shall pay to the Executive in equal monthly installments annual compensation during any such leave of absence (pro rated for any period less than a year) equal to the Executive's annual base salary on the date the Executive's services are terminated, plus the greater of (i) an amount equal to the bonus the Executive would have received under the Corporation's bonus plan for the year in which the Executive's services are terminated, had the Executive continued to render services to the Corporation at the same level of performance, at the same level of salary and in the same position as immediately preceding the termination of his services; or (ii) the bonus received by the Executive for the year preceding the year in which the Executive's services are terminated. The Executive's entitlement to compensation, benefits or payments under the Corporation's health, accident, life insurance, retirement, stock option or incentive, savings and bonus (but not long term disability) plans, policies or arrangements shall not, except as otherwise required by law or regulation, be affected by the Executive's leave of absence status and shall continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the date or event (such as the Executive's death) that otherwise ends the term of this Agreement. Specifically, the period of any terminal leave of absence is hereby designated as a "leave of absence with the consent of the Participant's Employer" which is intended to be included within the definition of "Continuous Employment" in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective August 22, 1990, (the "Supplemental Benefit Plan") and compensation paid during any terminal leave of absence is intended to be included within the definition of "Earnings" in the Supplemental Benefit Plan (without regard to whether such time is credited for benefit accrual purposes under the Bowater Incorporated Employee Retirement Plan or such compensation is includable within that Plan's


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          definition of "Compensation").  In lieu hereof, at his
          election, the Executive shall be entitled to the benefits of the Severance Agreement of even date between the Corporation and the Executive, if termination occurs prior to the commencement of the Executive's terminal leave of absence (if any) pursuant hereto and in a manner and at a time when such Severance Agreement is applicable.

     (e) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

     2. Severance Agreement. The Severance Agreement is hereby modified as follows:

     (a)  Term.   Section 2 of the Severance Agreement is hereby
          amended to read as follows:

     "2.  Term of Agreement

          The term of this Agreement, having begun on March 1, 1989, shall extend to June 1, 1994, or the earlier termination of the Executive's rendering of services to the Corporation pursuant to the Employment Agreement as modified hereby; provided, however, that if the Corporation terminates the Executive's Employment Agreement for Cause (as defined herein) or the Executive terminates his Employment Agreement with the Corporation for other than Good Reason (as defined herein), then in either case this Agreement shall terminate upon the termination of the Executive's Employment Agreement."

     (b) Termination. The first paragraph of Section 3 of the Severance Agreement is hereby amended to read as follows:

          "If a Change in Control of the Corporation shall have occurred and, during the term of this Agreement, the Executive's employment by the Corporation is terminated for any reason other than his death, the expiration of the Executive's Employment Agreement, by the Corporation for Cause or by the Executive without Good Reason, the Executive shall be under no further obligation to perform services for the Corporation and shall be entitled to receive the following payments:"

     (c) Ratification. In all respects, except as herein provided, the Severance Agreement is hereby ratified and confirmed.

     3. Expenses of Successful Contest. The Corporation shall pay or reimburse the Executive for all costs, including



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reasonable attorneys fees and expenses of either litigation or arbitration, incurred by the Executive in successfully contesting or disputing any termination of his employment or in seeking to obtain or enforce any right or benefit provided by his Employment Agreement, his Severance Agreement or this Modification thereof.

     4. Benefit and Eligibility Confirmation. This instrument confirms that if the Executive survives to June 1, 1994, and his Employment Agreement has not been terminated in a manner permitted therein prior to that date, he shall be eligible at that time to retire from the employment of the Corporation with fifteen (15) years of "Continuous Employment" and an aggregate annual benefit under the Supplemental Benefit Plan (from which there shall be deducted "Other Benefits", as defined in that
Plan) of not less than $175,000.00. Any post-retirement increase in retirement benefits payable to retired Supplemental Benefit Plan Participants effected by the Corporation shall inure to the benefit of the Executive and any post-retirement increase in the benefits which are described as "Other Benefits" in the Supplemental Benefit Plan shall be excluded from the amount of "Other Benefits" to be deducted from the cash benefit payable to the Executive under the Supplemental Benefit Plan. This instrument further confirms that if the Executive's Employment Agreement is terminated at any time by his death, the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan) shall be entitled to the sixty (60%) percent Spouse's Pre-Retirement Death Benefit as provided in the Supplemental Benefit Plan, determined by reference to the greater of (i) the Executive's aggregate annual benefit amount recited above, or
(ii) the benefit projected to his Normal Retirement Date. The determination of the Corporation's Executive Committee of the Executive's eligibility upon retirement at the time herein provided (as well as his Spouse's eligibility upon his death) to receive benefits from the Supplemental Benefit Plan is hereby confirmed. The Human Resources and Compensation Committee of the Corporation's Board of Directors has determined that terminal leave taken pursuant to the Employment Agreement as herein modified will not interrupt or terminate employment for purposes of determining the Executive's continued eligibility to exercise options and or rights awarded pursuant to the Corporation's 1984,
1988 or 1992 Stock Option and Stock Incentive Plans.     That
determination is hereby confirmed.

     5. Upon the Executive's retirement (at the completion of his terminal leave of absence, if any) the Executive, his heirs, executors and administrators shall be granted the longest period permissible within which to exercise the rights granted to the Executive pursuant to the Corporation's 1984, 1988 and 1992 Stock Incentive Plans consistent with applicable law, regulation, Corporation policy and practice, and provisions of the relevant plans and awards.


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     IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

                                   BOWATER INCORPORATED




/s/ P. A. Temple                 By /s/ A. P. Gammie
Witness                             Its



/s/ P. A. Temple                    /s/ R. D. McDonough
Witness                             Executive